UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 2, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 0-32593

-----------------------------------

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma                                                                                                     73-1599600

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

115 West 7th Street, Suite 1400, Fort Worth, Texas 76102

(Address of principal executive offices)

  (877) 329-8388

(Issuer's telephone number, including area code)

Item 1.01    Entry Into a Material Definitive Agreement

    On April 2, 2005, Wentworth Energy, Inc. ("Wentworth" or the "Company") entered into a Management Agreement (the "C4 Agreement") with C4 Capital Advisory, Inc. ("C4").  Pursuant to the C4 Agreement, C4 has agreed to provide the services of Gordon C. McDougall as President of the Company.  As compensation for these services Wentworth has agreed to pay C4 a monthly fee of $10,800, payable in cash or common stock of the Company.  The Company will also grant to C4, from time to time, incentive stock options, not less than 800,000 per year, in such amount and under such terms as approved by the directors of the Company and is acceptable to such regulatory authorities having jurisdiction.

    On April 2, 2005, Wentworth entered into a Management Agreement (the "Henricsson Agreement") with Peter Henricsson ("Henricsson").  Pursuant to the Agreement, Henricsson has agreed to provide the services as a Consultant to the Company on items, such as identification, review, negotiation, acquisition and maintenance of oil and gas properties.  As compensation for these services Wentworth has agreed to pay Henricsson a monthly fee of $1,000, payable in cash or common stock of the Company.  The Company will also grant to Henricsson, from time to time, incentive stock options, not less than 25,000 or 15% of the total number of options granted per year, in such amount and under such terms as approved by the directors of the Company and is acceptable to such regulatory authorities having jurisdiction.  The Henricsson Agreement further calls to Henricsson to receive 25,000 shares of the Company's common stock upon the Company's raising of $500,000 by way of private placements or debt.  The Company also agreed to pay to Henricsson a fee equal to 10% of any and all equity funds raised by Henricsson for the Company and 5% of any and all money raised for the Company by Henricsson through the issuance of debt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2005

WENTWORTH ENERGY, INC.

/s/ Gordon McDougall

     Gordon McDougall,

     Director